Exhibit 99.1

Qualstar Reports Fiscal 2008 Second Quarter Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the second quarter of fiscal 2008 ended December 31, 2007.

Fiscal 2008 Second Quarter Financial Results

Revenues for the second quarter of fiscal 2008 were $6.0 million, compared to $5.3 million for the same quarter of fiscal 2007, an increase of $766,000 or 14.5 percent. Loss from operations was $483,000 compared to $817,000 in fiscal 2007. Net loss was $59,000, or break-even per basic and diluted share, compared to a net loss of $446,000, or $(0.04) per basic and diluted share for the second quarter of fiscal 2007.

Tape library segment revenues were $5.0 million for the quarter, up from $4.4 million for the same quarter of the prior year. The increase was attributed to higher revenues from the Company’s XLS, RLS and TLS tape libraries and drives along with higher media revenues, partially offset by lower service revenues.

Power supply segment revenues increased 20.8 percent, or $180,000, to $1.05 million for the quarter from $866,000 for the same quarter of the prior year.

Gross margin in the fiscal 2008 second quarter was 33.8 percent, compared to 30.9 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to efficiencies achieved in material management.

Research and development expenses for the second quarter of fiscal 2008 were $770,000, or 12.7 percent of revenues, compared to $756,000 or 14.3 percent of revenues, for the second quarter of fiscal 2007. Sales and marketing expenses were $840,000, or 13.9 percent of revenues, compared to $883,000 or 16.7 percent of revenues, in the corresponding period last year. General and administrative expenses in the second quarter of fiscal 2008 were $918,000 or 15.2 percent of revenues, compared to $812,000, or 15.4 percent of revenues, for the same period last year.

Cash, cash equivalents and marketable securities were $34.1 million at December 31, 2007, compared with $33.3 million at June 30, 2007. Inventory at December 31, 2007 was $5.3 million, down from $5.9 million at June 30, 2007.

Commenting on the Company’s second quarter results, William Gervais, president and chief executive officer of Qualstar Corporation, stated, “I am pleased with our second quarter results, which were highlighted by good revenue growth and solid net cash provided by operating activities. The strength of our second quarter revenues was the result of gains across several tape library product lines, including our XLS enterprise class libraries, which are continuing to gain recognition in the marketplace from a broad array of applications including banking, research, aerospace and entertainment. In addition, I continue to be pleased with the progress of our N2Power business, which is positioned to capitalize on the strong demand for high efficiency power supplies resulting from increasing worldwide power costs and clean energy concerns.”

Mr. Gervais continued, “The second quarter marked the third consecutive quarter where Qualstar generated positive net cash provided by operating activities. Given our strong liquidity position and improved operating performance, I am pleased with the decision by our Board of Directors to authorize a cash dividend of $0.06 per common share beginning this quarter. I believe the payment of a dividend represents our confidence in the long term success of our business and the Company’s commitment to enhancing shareholder value.”

Fiscal 2008 Six-Month Financial Results

Qualstar reported revenues of $11.4 million for the first six months of fiscal 2008, compared with $9.9 million for the first six months of fiscal 2007. The Company’s net loss for the first six months of fiscal 2008 was $265,000 or $(0.02) per basic and diluted share, compared with a net loss of $1.0 million or $(0.08) per basic and diluted share, in the first six months of fiscal 2007.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2008 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-257-2182 or 303-262-2140. An audio replay will be available through February 19, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11108509.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

QUALSTAR CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net revenues	$6,049	$5,283	$11,381	$9,942

Cost of goods sold	4,004	3,649	7,712	7,006

Gross profit	2,045	1,634	3,669	2,936

Operating expenses:
Research and development	770	756	1,498	1,507
Sales and marketing	840	883	1,600	1,650
General and administrative	918	812	1,656	1,556
Total operating expenses	2,528	2,451	4,754	4,713

Loss from operations	(483)	(817)	(1,085)	(1,777)

Investment Income	424	371	837	752

Loss before income taxes	(59)	(446)	(248)	(1,025)

Provision for taxes	-	-	17	-

Net loss	$(59)	$(446)	$(265)	$(1,025)

Loss per share:
Basic	$(0.00)	$(0.04)	$(0.02)	$(0.08)
Diluted	$(0.00)	$(0.04)	$(0.02)	$(0.08)

Shares used to compute loss per share:
Basic	12,253	12,253	12,253	12,253
Diluted	12,253	12,253	12,253	12,253
QUALSTAR CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	December 31,	June 30,
	2007	2007
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$10,656	$7,697
Marketable securities, short-term	8,145	9,574
Receivables, net of allowances of $183 as of December 31, 2007 and $170 as of June 30, 2007	3,532	3,462
Inventories, net	5,264	5,928
Prepaid expenses and other current assets	659	576
Prepaid income taxes	134	137

Total current assets	28,390	27,374

Property and equipment, net	538	601
Marketable securities, long-term	15,278	15,994
Other assets	94	94

Total assets	$44,300	$44,063

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$954	$654
Accrued payroll and related liabilities	469	455
Other accrued liabilities	1,092	1,113

Total current liabilities	2,515	2,222

Other long-term liabilities	45	-
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2007 and June 30, 2007	18,653	18,593
Accumulated other comprehensive income (loss)	85	(55)
Retained earnings	23,002	23,303
Total shareholders' equity	41,740	41,841

Total liabilities and shareholders' equity	$44,300	$44,063

CONTACT:
Qualstar Corporation
William J. Gervais, President & CEO
805-583-7744
gervais@qualstar.com
or
General Information
Financial Relations Board
Lasse Glassen, 213-486-6546
lglassen@frbir.com